Exhibit 10.12

PARTICIPATION AGREEMENT

This Participation Agreement (hereinafter "Agreement") is made and entered into effective November 1, 2013, by and between PetroShare Corp., hereinafter referred to as "PetroShare", and LLOCO L.L.C. ("Participant").

RECITALS:

A. PetroShare has acquired certain oil and gas leases described on. Exhibit "A" and Exhibit "B", attached hereto ("Existing Leases").

B. Participant wishes to participate with PetroShare in the drilling and development of the Leases pursuant to the provisions of this Agreement.

Now therefore, the parties hereto, for the mutual promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby contract and agree as follows:

I.  DEFINITIONS

1.	Effective Date: The Effective Date is November 1, 2013.

2.	Existing Leases: The oil and gas leases on Exhibit "A" and "B", attached hereto, which includes the acreage required for the drilling of the Obligation Well.

3.
Obligation Wells: The wells will be drilled from a common well pad on Exhibit A leases, and will be the Kowach #3-25 well, located in NESW Section 25, T6N R90W, a vertical well bore and the Voloshin #3-25 well, located in NESW Section 25, T6N R90W; directional well bore to test the Niobrara formation at approximately, 7855 feet TVD. Upon reaching total depth in the first Obligation Well and upon the completion of mud logging and open hole logging operations, PetroShare will provide such data to all JOA working interest participants along with its well evaluation report. Participant(s) shall have forty eight (48) hours from the receipt of the data to make its election whether to proceed with the drilling of the second Obligation Well. In the event a simple majority of JOA participants elect not to proceed with the drilling of the second Obligation Well, PetroShare shall release the rig and waive the requirement to drill the second Obligation Well.

4.	Operator:

a)	PetroShare Corp or its successor, as to Exhibit A leases only

b)	Quicksilver Resources, Inc. or its successor, as to Exhibit B leases only

5.	Operating Agreement(s):

a)	Sec 25 Operating Agreement: The joint operating agreement, covering lands listed in Exhibit A only and attached hereto as Exhibit "D"

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b)	Quicksilver Operating Agreement: The joint operating agreement, covering lands listed in Exhibit B only and attached hereto as Exhibit "E".

7.
Participant Interest:  A pro rata Working Interest in the Leases and Obligation Wells of 25.0000%, having a net revenue interest of not less than 19.575% in Exhibit A Leases and a 25.0000% Interest of PetroShare's Net Working Interest having a net revenue interest proportionately reduced to not less than 20.000% of 8/8ths in Exhibit B Leases, as calculated on a weighted average basis.

8.	Working Interest: The cost bearing interest created by oil and gas leases. Working Interest may also refer to the share of ownership attributable to an unleased mineral interest.

9.	Net Revenue Interest: The share of the gross production proceeds.

10.
Project Area: Shall be any area(s) covering the Existing Leases in which there is ongoing operations including but not limited to; leasing, drilling and completion operations; seismic operations, active producing wells.

II. PROSPECT FEE

A.      Payment of Prospect Fee. Participant shall pay an aggregate prospect fee to PetroShare upon the execution of this Agreement equal to the sum of $187,500 ("Prospect Fee").

III.  DRILLING AND DEVELOPMENT.

A.  Obligation Wells. Participant agrees to pay for its Participant Interest share of the drilling, completion and equipping, or the plugging and abandonment, of the Obligation Wells. PetroShare shall use its commercially reasonable efforts to commence the drilling of the first Obligation Well by December  l, 2013.

B.  Interests Earned.  Upon Participant paying the Prospect Fee, together with its share of the costs for the drilling, completion and equipping, or the plugging and abandonment of an Obligation Well(s), Participant shall be assigned an undivided interest in and to the Existing Leases equal to Participant's Interest of PetroShare's interest in the Existing Leases as to the Leases listed on Exhibit A & B attached hereto and as to all depths. All assignments will be subject to all royalties, overriding royalties, production payments, net profits interests and similar burdens existing as of the date hereof.

C.  Subsequent Drilling and Development Operations. After drilling and completion of the Obligation Well(s), all subsequent wells ("Subsequent Wells") and subsequent operations shall be proposed in accordance with the applicable Operating Agreement and the provisions of this Agreement, with the Participant being responsible for its Participant Interest, shall be subject to any elections to not participate under such Operating Agreement.

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IV.  OPERATIONS WITHIN PROJECT AREA

A.     Operating Agreement. All operations within the Project Area shall be conducted pursuant to the applicable Operating Agreement governing the Existing Leases, as the case may be, ("Operating Agreement"), reference to which is hereby made for all purposes, except as expressly modified by the terms hereof. In the event of a conflict between this Agreement and the applicable Operating Agreement, this Agreement shall control.

B.     Cash Advances.   Notwithstanding anything  in the  Operating  Agreement(s)  to  the contrary, PetroShare shall have the right to require cash advances from Participant with respect to the proposed drilling and completion of one or more Obligation Wells. Such request shall be in the form of one or more Authorities for Expenditure {"AFEs") and payment shall be due within 20 days following receipt of the AFEs. Provided however that such AFE's shall not be issued by PetroShare more than 30 days in advance of the confirmed spud date (i.e. drilling commencement date) of the applicable Obligation Well(s).

V.  PROPORTIONATE REDUCTION

A.      Proportionate Reduction Clause:  Ifan oil and gas lease or other Mineral Interest covers less than the entire mineral fee estate, or if a party's interest in the applicable lease or Mineral Interest is less than a 100% ownership interest, any interest conveyed or reserved pursuant to this Agreement is intended to be proportionately reduced to accord to (i) the proportion of mineral interest covered by the relevant oil and gas lease or other Mineral Interest, and (ii) the proportion of ownership held by the conveying party, in the case of a conveyance, or the burdened party, in the case of a reservation of interest. However, such proportionate reduction shall not reduce Participant's Working Interest or Net Revenue Interest in the Existing Leases as a whole.

VI.  CONFIDENTIALITY

A.  Confidentiality. The parties acknowledge that the information that is the subject matter of this Agreement (including but not limited to all well information acquired by operations conducted under the Operating Agreement(s)) is sensitive and confidential proprietary information belonging to the parties.  Each party, for itself and its Affiliates, agrees not to release or disclose or otherwise make the information available to or to furnish any of said information to any third party without (i) obtaining the agreement of the third party to maintain such information confidential and to not use such information other than in connection with investing in or participating with or purchasing interests from the disclosing party, or (ii) first obtaining the express written consent of the other party. Any such release or disclosure if approved shall be conditioned upon the third party expressly agreeing to all terms herein and becoming a party to and subject to a Confidentiality Agreement. Nothing contained above shall restrict or impair any party's right to use or disclose any of the information which is: (1) at the time of disclosure available to the public through no act or omission of that party; (2) can be shown was lawfully in that party's possession prior to the time of this  Agreement; or (3) is independently made available to that party by a third party who is independently entitled to disclose such information and that party shows that the right of such third party to disclosure existed prior to the date of this Agreement. Also, nothing contained above shall restrict Participant from providing production results to its investors or lending institutions for the purposes of financing.

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B.  Public Disclosure. Subject to the exceptions set forth below, and unless otherwise agreed upon by the parties, the parties intend to keep material information concerning the entering into of this Agreement and the location of the Project Area confidential to the extent any disclosure thereof could impair the ongoing activities of the parties. Notwithstanding such intent, either party may make any public disclosure to the extent that, upon advice of such party's counsel, such disclosure is advisable to comply with United States or state securities laws, rules or regulations. Any proposed press release or other disclosure, shall be provided to the other party in advance on a confidential basis for its information and comment.

VII.  TAX ELECTION

This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto except as provided herein. Each party hereby affected elects to be excluded from the application of all the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986 and all amendments thereto.

VIII. PAYMENT OF DELAY RENTALS AND LEASE EXTENSIONS

Operator shall be responsible for making any payment of delay rentals, shut in royalties and minimum royalty payments on the Leases. Participant shall bear and pay its share of such payments. Participant shall be billed and shall pay for said costs in the manner set forth for the billing and paying of direct costs in the COPAS accounting procedures attached to the applicable Operating Agreement. Operator shall not be liable to Participant for any loss resulting from a good faith effort to properly do so.

IX.  NO JOINT LIABILITY

The rights, duties, obligations and liabilities of the parties hereto shall be several and not joint or collective. Each party hereto shall be responsible only for its obligations as herein set out and shall be liable only for its share of the cost and expense as herein provided; it being the express purpose and intention of the parties that their interest in this Agreement and the rights and property acquired in connection herewith shall be held by them as tenants in common. Except for the tax election which the parties may have made, it is not the purpose or intention of this Agreement to create any mining partnership, commercial partnership or other partnership.

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X.  ASSIGNMENTS OF LEASES

Any assignment of any interest pursuant to this Agreement by and between the parties hereto shall be made with a special warranty of title by through and under the assignor, but not otherwise and on the form attached hereto as Exhibit "C" which shall be for recording in the official records of the county in which the Lease lies. Where applicable, separate assignments of operating rights shall likewise be made on such State and Federal forms as required by rule or regulation. Any assignment hereafter executed shall specifically refer to, and be made subject to, the terms and conditions hereof, and shall convey a working interest equal to the Participant Interest.

XI.  FORCE MAJEURE

Should any party be prevented or hindered from complying with any obligation created hereunder, other than the obligation to pay money, by reason of fire, flood, storm, act of God, governmental authority, governmental action or inaction, failure or delay in obtaining any necessary permits, labor disputes, war, the inability to secure qualified labor, geoscience data, title abstracts, curative title work, lease brokers, entry onto the land, drilling equipment and drilling rig(s) at prevailing market rates, drilling tools, materials or transportation, or any other cause not enumerated herein but which is beyond the normal control of the party whose performance is affected, then the performance of any such obligation shall be suspended during the period of such prevention  or hindrance, provided  the affected party promptly notifies the other party of such force majeure circumstances and exercises all reasonable diligence to remove the cause of force majeure.

XII. EXHIBITS

The following exhibits are attached to this Agreement:

Exhibit "A" - Sec 25 Leases
Exhibit "B" - Quicksilver Leases
Exhibit "C" - Form of Assignment
Exhibit "D" - Sec 25 Operating Agreement
Exhibit "E" - Quicksilver Operating Agreement

If the terms of any of these Exhibits conflict with the terms of this Agreement, this Agreement shall control.

XIII.  MISCELLANEOUS

A.  Assignment: Participant may assign its interest under this Agreement provided that Participant remains liable for or guarantees the performance of its assignee and provided Participant gives PetroShare appropriate documentation evidencing such assignment.

B.      Governing Law: This Agreement and other instruments executed in accordance with it, except for assignments of lands, or the execution hereof shall be governed by and interpreted according to the laws of the State of Colorado. Forum and venue shall be exclusively in Denver, Colorado. As to assignments of lands, they shall be governed by the laws of the State wherein they lie.

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C.     Entire Agreement: This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the parties, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements

D.     Waiver: No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

E.     Captions; Definition of "Including": The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term "including  or "includes", as used herein, shall mean "including, without limitation," and "includes, without limitation".

F.     Binding: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

G.     Notices: Any notice hereunder shall be given in writing by mail, courier, personally, E mail or by facsimile and shall be effective when delivered to the party intended to be notified. The contact information for each party is as follows:

If to PetroSbare:

PetroShare Corp.
7200 So. Alton Way, Ste B220
Centennial , CO 80112
Attn: Frederick J. Witsell
(303) 500-1168 Office
(303) 770-6885 fax
(303) 881-2157 cell
fwitsell@petrosharecoro.com

If to Participant:

LLOCO, L.L.C.
1001 Ochsner Blvd., Ste 200
Covington, LA  70433
Attn: Judy Reimel

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(965) 801-4348
JudyR@LLOG.com

Any party may change their foregoing contact information by notice to the other party.

H.     Expenses: Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including fees and expenses of its own counsel and accountants).

I.     Execution: This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed, shall be binding for all purposes thereof on the executed party, its successors and assigns.

J.      Severability: If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to either party.

K.     Arbitration: Any dispute arising under this Agreement ("Arbitrable Dispute") shall be referred to and resolved by binding arbitration in Denver, Colorado, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party ("Claimant") giving written notice to the other party ("Respondent") and to the Denver Regional Office of the American Arbitration Association ("AAA"), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years' experience in the oil and gas industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this Agreement shall be governed by the Laws of Colorado, and to the maximum extent allowed by law, in all arbitration proceedings the Laws of Colorado shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages.

L.     Further Assurances: During the time in which this Agreement is in effect, the parties shall, at any time and from time to time, and without further consideration, execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and contract, and to take such other actions as either party may reasonably may request effect the intent of this Agreement.

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M.     Not to be Construed Against Drafter: The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement, that they have participated equally in the drafting hereof and that they have had adequate time to submit same to legal counsel for review and comment. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

N.      Laws and Regulations: Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

O.      Third-Party Beneficiaries: This Agreement is not intended to confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

P.       Investment Representations: Participant understands that the interests evidenced by this Agreement have not been registered under the Securities Act of 1933, the Colorado Securities Act or any other state securities laws (the "Securities Acts").

IN WITNESS WHEREOF, this Agreement is executed effective as of the date hereinabove provided.

Parties:

PETROSHARE CORP		LLOCO, L.L.C.
By:	/s/ Stephen J. Foley	By:
Name:	Stephen J. Foley	Name:
Title:	CEO	Title"

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EXHIBIT "C"

ASSIGNMENT

STATE OF COLORADO	)
COUNTY OF	)

KNOW ALL MEN BY THESE PRESENTS, that PetroShare Corp., with an office at ___________________hereinafter referred to as "Assignor", for and in consideration of the sum of TEN AND N0/100 DOLLARS ($10.00), the receipt and adequacy of which is hereby acknowledged and full acquittance granted therefor, has granted, sold, conveyed and delivered and does hereby grant, sell, convey and deliver unto LLOCO, L.L.C. with an office at 1001 Ochsner Blvd., Ste 200, Covington, LA 70433 hereinafter referred to as "Assignee", 25% of Assignor's right, title and interest in the following properties (real, personal or mixed) and rights (contractual or otherwise) unless expressly reserved or excluded herein, the following being referred to herein collectively as the Assets:

a)	the oil and gas leases described on Exhibit "A" and "B", attached hereto, in the amounts of the working interests specified thereon (the "Leases");

b)
The rights and interests in, to and under, or derived from, all of the presently existing and valid unitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having appropriate jurisdiction) to the extent they relate to any of the Leases;

c)
The rights and interests in, to and under, or derived from, all of the presently existing and valid joint operating agreements, oil sales contracts, casing head gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases and other contracts to the extent they are described on Exhibit "C", attached  hereto  (the "Contracts");

d)
The rights and interests in and to all personal property and improvements, including without limitation, tanks, buildings, fixtures,  machinery, equipment, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon and/or used or held for use by Seller  in connection with the ownership, operation, maintenance and repair of the Leases; and

(f)
The rights and interests in all permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals to the extent the same are used or obtained in connection with any of the Leases or other property described in Exhibit "A" ("Permits");

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TO HAVE AND TO HOLD the Assets, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Assignee, its successors and assigns, forever, subject to the following terms and conditions:

1.  Special Warrantv of Title. Assignor represents and warrants that the Assets are free and clear of all liens, encumbrances, security interests or other adverse claims arising by, through or under Assignor, but not otherwise. Assignor shall warrant and defend the title to the Assets conveyed to Assignee against every person whomsoever lawfully claims the Assets or any part thereof by, through, or under Assignor, but not otherwise.

2.  Successors and Assigns. The terms, covenants and conditions contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Assets, or any part thereof.

3.  Participation Agreement. This Assignment is made in accordance with and is subject to the terms, covenants and conditions contained in that certain Participation Agreement dated  as  of _______, 2013, by  and  between  Assignor  and  Assignee  ("Participation Agreement"), all of which shall remain in full force and effect in .accordance with their terms as set forth therein and shall not be deemed to have been merged with this Assignment. Ifthere is a conflict between the provisions of the Participation Agreement and this Assignment, the provisions of the Participation Agreement shall control the rights and obligations of the parties.

4.  Further Assurances. Assignor and Assignee agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purpose of this Assignment.

5.  Counteparts. This Assignment is being executed in multiple counterparts each of which shall for all purposes be deemed to be an original and all of which shall constitute one instrument.

ASSIGNOR:
PetroShare Corp.

By:  ____________________
Name:
Title:

ASSIGNEE:

By: ____________________
Name: __________________
Title:  __________________

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STATE OF COLORADO __________________	)
	)	ss.
COUNTY OF ____________________	)

The foregoing instrument was acknowledged before me this ___ day of ___________ , 2013, by ___________ , as ____________________ of PetroShare Corp.

Witness my hand and seal.

My Commission Expires: ____________________	______________________________
Notary Public

STATE OF LOUISIANNA	)
	)	ss.
COUNTY OF __________	)

The foregoing instrument was acknowledged before me this ___ day of ___________ , 2013, by ___________ , as ____________________ of LLOCO, L.L.C.

Witness my hand and seal.

My Commission Expires: ____________________	______________________________
Notary Public